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                                                                      Exhibit 11

                              BROWN AND WOOD LLP

                            ONE WORLD TRADE CENTER
                           NEW YORK, N.Y. 10048-0557
                            TELEPHONE: 212-839-5300
                            FACSIMILE: 212-839-5599

                                                                November 5, 1999


MuniHoldings New York Insured Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Ladies and Gentlemen:

          We have acted as counsel for MuniHoldings New York Insured Fund, Inc. (the "Fund") in connection with the proposed acquisition by the Fund of substantially all of the assets and the assumption by the Fund of substantially all of the liabilities of MuniHoldings New York Fund, Inc. ("New York Fund"), MuniHoldings New York Insured Fund II, Inc. ("New York Insured II"), and MuniHoldings New York Insured Fund III, Inc. ("New York Insured III"), in exchange for newly-issued shares of common stock and auction market preferred stock of the Fund (collectively the "Reorganization"). This opinion is furnished in connection with the Fund's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (File No. 333-88409) (the "Registration Statement"), relating to shares of common stock and auction market preferred stock of the Fund, each par value $0.10 per share (the "Shares"), to be issued in the Reorganization.

          As counsel for the Fund, we are familiar with the proceedings taken by it and to be taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, as amended and supplemented, the By-Laws of the Fund, as amended, and such other documents as we have deemed relevant to the matters referred to in this opinion.

          Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization between the Fund and New York Fund, New York Insured II and New York Insured III as set forth in the joint proxy statement and prospectus constituting a part of the Registration Statement (the "Proxy Statement and Prospectus"), the Shares, upon issuance in the manner referred to in the Registration Statement, for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of common stock or auction market preferred stock, as the case may be, of the Fund.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

                                              Very truly yours,

                                              /s/ Brown & Wood LLP